Schedule 14A Information
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Leader Funds Trust

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June 3, 2019

NOTICE OF MEETING ADJOURNMENT

Dear Valued Shareholder:

We’ve been trying to reach you because we need your help. Today the Special Joint Meeting of Shareholders of the series of Northern Lights Fund Trust (“NLFT”) for the Leader Funds was adjourned until Thursday, June 20th. This will provide shareholders who have not cast their important proxy vote with additional time to do so.

Our records indicate that we have not received your vote. Please help your Funds to avoid the cost of additional solicitation efforts by casting your vote today.

Your vote is needed to ensure that a quorum and sufficient votes are present at the Meeting so that the proposals can be acted upon. Specifically, we have constructed a board of Trustees that focuses on the Leader Funds only and not the other 95 funds currently being managed by the existing board.

THE BOARD OF TRUSTEES OF THE TRUST UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

Sincerely,

Kevin E. Wolf

President

Northern Lights Fund Trust

Here are four convenient methods to cast your vote today:

1.	Vote by Phone with a Representative: You may cast your vote by telephone with a proxy representative by calling toll-free (800) 659-6590. Representatives are available Monday through Friday 9 a.m. to 11 p.m. and Saturday 10 a.m. to 6 p.m. Eastern Time.

2.	Vote by touch-tone phone: You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card(s).

3.	Vote online: You may cast your vote by visiting the web address located on the enclosed proxy card(s) and following the instructions on the website.

4.	Vote by mail: You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

We would be very grateful if you would use any one of the above voting methods listed to ensure that your vote is recorded by or before June 20, 2019.

Details of the Special Joint meeting are described in the proxy statement that has been sent to all shareholders.

For more information, please refer to the proxy statement, which can be found at https://www.proxyonline.com/docs/LeaderFunds.pdf. We urge you to spend a few minutes reviewing the Proposals in the proxy statement.